Exhibit 99.1

KNIGHT CAPITAL GROUP ANNOUNCES CONSOLIDATED EARNINGS OF $0.33 PER DILUTED SHARE FOR THE FIRST QUARTER 2011

First quarter 2011 consolidated earnings increased 10% to $30.5 million from first quarter 2010 consolidated earnings of $27.8 million, or $0.30 per diluted share

Equities first quarter 2011 revenues grew 21% to $266.0 million from first quarter 2010 revenues of $219.4 million, driven by market making and institutional electronic trading despite lower overall U.S. equity volumes

Fixed Income, Currencies and Commodities (FICC) generated first quarter 2011 revenues of $71.2 million, compared to first quarter 2010 revenues of $67.8 million, due to expansion of fixed income products and services as well as institutional foreign exchange

JERSEY CITY, New Jersey (April 20, 2011) – Knight Capital Group, Inc. (NYSE Euronext: KCG) today reported consolidated earnings of $30.5 million, or $0.33 per diluted share, for the first quarter of 2011.

For the first quarter of 2010, the company reported consolidated earnings of $27.8 million, or $0.30 per diluted share.

Revenues from continuing operations for the first quarter of 2011 were $339.8 million, compared to $284.2 million from continuing operations for the first quarter of 2010.

“Knight produced solid results in the first quarter of 2011 as market conditions exhibited signs of improvement,” said Thomas M. Joyce, Chairman and Chief Executive Officer, Knight Capital Group. “Consolidated revenues and pre-tax earnings increased 20 percent and 9 percent, respectively, compared to the first quarter of 2010. Performance was somewhat hampered by the continued low volatility notwithstanding considerable global turmoil. The results included strong contributions from market making and institutional electronic trading. Knight also benefited from inherent advantages in liquidity, trading technology and distribution.”

“Continuing operations” includes the company’s Equities, FICC and Corporate operating segments. Equities includes all global equities market making and institutional sales and trading, such as Knight Direct and Knight Link. FICC includes all global trade execution services in fixed income, foreign exchange and commodities, such as fixed income sales, trading and research, Knight BondPoint and Hotspot FX. Corporate includes strategic investments primarily in financial services-related ventures, corporate overhead expenses and all other expenses that are not attributable to the Equities and FICC segments. “Discontinued operations” primarily comprises the company’s former Deephaven subsidiary.

	Q1 2011	Q1 2010

Revenues ($ thousands)	339,774	284,239
Income from continuing operations, net of tax ($ thousands)	30,632	28,118
Net income ($ thousands)	30,491	27,812
Diluted EPS from continuing operations ($)	0.33	0.30
Average daily U.S. equity dollar value traded ($ billions)	28.9	26.6
Average daily U.S. equity trades (thousands)	3,900.4	3,696.3
Nasdaq and Listed equity shares traded (billions)	63.9	71.7
OTC Bulletin Board and Pink Sheet shares traded (billions)	323.9	553.3
Average revenue capture per U.S. equity dollar value traded (bps)	1.23	1.11
Average daily Knight Direct equity shares (millions)	165.3	111.2
Average daily Hotspot FX notional dollar value traded ($ billions)	55.1	32.6

Equities

During the first quarter of 2011, the Equities segment generated total revenues of $266.0 million and pre-tax income of $64.6 million. In the first quarter of 2010, Equities reported total revenues of $219.4 million and pre-tax income of $56.6 million. Equities had pre-tax margins of 24% in the first quarter of 2011, compared to pre-tax margins of 26% in the first quarter of 2010.

“In Equities, during the first quarter, Knight grew revenues and pre-tax earnings year over year despite a marked decrease in overall U.S. equity market volumes,” said Mr. Joyce. “Knight’s U.S. equity trade volumes demonstrated resiliency in a competitive environment. Results were driven by electronic and cash market making, reflected in the rise in net trading revenue compared to the first quarter of 2010, as well as Knight Direct, which increased average daily share volume 49 percent. Knight continued to make steady progress in Europe and the Asia-Pacific region during the quarter. In addition, we appointed a new Head of the Electronic Trading Group with responsibility for global electronic market making and principal trading.”

FICC

During the first quarter of 2011, the FICC segment generated total revenues of $71.2 million and pre-tax income of $2.3 million. In the first quarter of 2010, FICC reported total revenues of $67.8 million and pre-tax income of $8.1 million. FICC had pre-tax margins of 3% in the first quarter of 2011, compared to pre-tax margins of 12% in the first quarter of 2010.

“In FICC, during the first quarter, Knight generated positive results,” said Mr. Joyce. “Institutional fixed income continued to selectively add product coverage to distribute across our large client network. In late March, our subsidiary Urban Financial Group began securitizing reverse mortgages after receiving issuance authority under Ginnie Mae’s HMBS program. In retail fixed income, Knight BondPoint generated record trade volumes and Knight Advisor Services gained further traction. During the quarter, Knight appointed new Co-Heads of Global Fixed Income whose responsibilities include institutional and retail fixed income. In foreign exchange, Hotspot FX increased average daily notional dollar value traded 69 percent compared to the first quarter of 2010.”

Corporate

In the first quarter of 2011, the Corporate segment reported a pre-tax loss of $16.8 million compared to a pre-tax loss of $18.7 million in the first quarter of 2010.

“During the first quarter of 2011, Knight performed well by playing to our strengths and staying in close contact with clients,” said Mr. Joyce. “We have several new initiatives that have achieved profitability and are in the early growth stages. We will continue to closely monitor market conditions, the competitive environment and performance of individual product and service teams in order to best position the firm moving forward.”

Headcount at March 31, 2011 was 1,387 full-time employees, as compared to 1,150 full-time employees at March 31, 2010.

As of March 31, 2011, the company had $354.9 million in cash and cash equivalents. The company had $1.4 billion in stockholders’ equity as of March 31, 2011, equivalent to a book value of $14.91 per diluted share. The company had a book value of $13.40 per diluted share as of March 31, 2010.

During the first quarter of 2011, the company did not repurchase any shares under the company’s $1.0 billion stock repurchase program. To date, the company has repurchased 71.7 million shares for $817.4 million. The company has approximately $182.6 million of availability to repurchase shares under the program. The company cautions that there are no assurances that any further repurchases may actually occur.

* * *

Copies of this earnings release and other company information can be obtained on Knight’s website, http://www.knight.com. The company will conduct its first quarter 2011 earnings conference call for analysts, investors and the media at 9:00 a.m. Eastern Time (ET) today, April 20, 2011. To access Knight’s earnings conference call, please dial 888-505-4378 for domestic callers or 719-325-2402 for international callers. When prompted, please enter passcode 5685592. A replay of the first quarter 2011 earnings conference call will be available by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers. When prompted, please enter passcode 5685592. The conference call will be webcast live at 9:00 a.m. ET for all investors and interested parties on Knight’s website. In addition, the company will release its monthly volume statistics for March 2011 on its website at http://www.knight.com/ourfirm/volumestats.asp before the start of trading today.

* * *

About Knight

Knight Capital Group (NYSE Euronext: KCG) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations. Knight is headquartered in Jersey City, N.J. with a growing global presence across the Americas, Europe, and the Asia Pacific region. For further information about Knight, please visit www.knight.com.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with changes in market structure, legislative or regulatory rule changes and the costs, risks related to the performance of Knight’s Electronic Trading Group, the integration, performance and operation of businesses recently acquired or developed organically, or that may be acquired or developed organically in the future. Readers should carefully review the risks and uncertainties disclosed in the Company’s reports with the U.S. Securities and Exchange Commission (SEC), including, without limitation, those detailed under the headings “Certain Factors Affecting Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time. This information should also be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto contained in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010, and in other reports or documents the Company files with, or furnishes to, the SEC from time to time.

CONTACTS

Kara Fitzsimmons	Jonathan Mairs	Margaret Wyrwas
Director,	Vice President,	Senior Managing Director,
Media Relations	Corporate Communications	Communications, Marketing
201-356-1523 or	201-356-1529 or	& Investor Relations
kfitzsimmons@knight.com	jmairs@knight.com	201-557-6954 or
mwyrwas@knight.com

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31,
	2011	2010
	(In thousands, except per share amounts)

Revenues
Commissions and fees	$182,525	$159,513
Net trading revenue	151,788	124,964
Interest, net	3,101	624
Investment income (loss) and other, net	2,360	(862)

Total revenues	339,774	284,239

Expenses
Employee compensation and benefits	148,963	138,350
Execution and clearance fees	53,449	42,462
Communications and data processing	20,723	16,058
Payments for order flow	20,709	11,025
Depreciation and amortization	13,296	9,235
Interest	9,880	2,474
Occupancy and equipment rentals	7,354	6,341
Professional fees	4,354	4,753
Business development	3,624	4,228
Lease loss accrual	945	—
Other	6,394	3,355

Total expenses	289,691	238,281

Income from continuing operations before income taxes	50,083	45,958
Income tax expense	19,451	17,840

Income from continuing operations, net of tax	30,632	28,118
Loss from discontinued operations, net of tax	(141)	(306)

Net income	$30,491	$27,812

Basic earnings per share from continuing operations	$0.33	$0.31

Diluted earnings per share from continuing operations	$0.33	$0.30

Basic earnings per share	$0.33	$0.31

Diluted earnings per share	$0.33	$0.30

Shares used in computation of basic earnings per share	91,897	89,463

Shares used in computation of diluted earnings per share	93,668	93,478

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2011	December 31, 2010
	(In thousands)
ASSETS
Cash and cash equivalents	$354,909	$375,569
Financial instruments owned, at fair value	2,226,905	1,603,139
Collateralized agreements:
Securities borrowed	1,565,865	1,361,010
Receivable from brokers, dealers and clearing organizations	776,242	476,159
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	120,691	117,601
Investments	95,993	81,331
Goodwill	338,843	338,743
Intangible assets, less accumulated amortization	105,867	109,784
Other assets	197,134	206,875

Total assets	$5,782,449	$4,670,211

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value	$1,796,267	$1,311,324
Collateralized financings:
Securities loaned	528,370	527,945
Financial instruments sold under agreements to repurchase	729,951	485,184
Other secured financings	24,145	35,583
Payable to brokers, dealers and clearing organizations	762,783	337,430
Accrued compensation expense	94,440	186,451
Accrued expenses and other liabilities	134,868	114,376
Long-term debt	314,213	311,060

Total liabilities	4,385,037	3,309,353

Equity
Knight Capital Group, Inc. stockholders’ equity
Class A common stock	1,662	1,628
Additional paid-in capital	825,919	807,287
Retained earnings	1,347,953	1,317,462
Treasury stock, at cost	(778,183)	(765,875)
Accumulated other comprehensive loss	(560)	(265)

Total Knight Capital Group, Inc. stockholders’ equity	1,396,791	1,360,237
Noncontrolling interests	621	621

Total equity	1,397,412	1,360,858

Total liabilities and equity	$5,782,449	$4,670,211

KNIGHT CAPITAL GROUP, INC.

PRE-TAX EARNINGS BY BUSINESS SEGMENT*

Amounts in millions

(Unaudited)

	For the three months ended March 31,
	2011	2010
Equities
Revenues	$266.0	$219.4
Expenses	201.4	162.8

Pre-tax earnings	64.6	56.6

FICC
Revenues	71.2	67.8
Expenses	68.9	59.7

Pre-tax earnings	2.3	8.1

Corporate
Revenues	2.5	(2.9)
Expenses	19.3	15.8

Pre-tax earnings	(16.8)	(18.7)

Consolidated
Revenues	339.8	284.2
Expenses	289.7	238.3

Pre-tax earnings	$50.1	$46.0

*	Totals may not add due to rounding.